UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/07/2013

Identive Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-29440

Delaware	77-0444317
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1900-B Carnegie Avenue
Santa Ana, CA 92705
(Address of principal executive offices, including zip code)

949-250-8888
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On November 7, 2013, after reviewing strategic options with a goal to focus on the provision of secure access solutions, the Board of Directors of Identive Group, Inc. (the "Company") committed to a plan designed to simplify the Company's business structure. The plan, as currently contemplated, will result in the sale of the Company's Multicard U.S. business group as well as the sale of all of the assets related to the Company's services Tagtrail platform. The Company expects to execute agreements to sell each of these assets in the next six months; however, the Company cannot assure any outcome or the timing of any outcome related to this process.

For financial reporting purposes, beginning in the fourth fiscal quarter of 2013, the Company intends to classify the assets related to its Multicard U.S. business group and its Tagtrail services platform as discontinued operations, and expects to report income from discontinued operations and a separate expected disposal loss from the write-down to fair value of the net assets held for sale. At this time, the Company is unable in good faith to make a determination of an estimate or range of estimates with respect to the charges associated with this decision. As permitted by Item 2.05 of Form 8-K, the Company will file an amendment to this Current Report on Form 8-K under Item 2.05 within four business days after the Company's determination of such estimate or range of estimates.

On November 13, 2013, the Company issued a press release announcing its intent to dispose of non-core assets.

Item 9.01.    Financial Statements and Exhibits

(d)         Exhibits.

99.1        Press Release dated November 13, 2013 announcing Identive's plans to dispose of non-core businesses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identive Group, Inc.

Date: November 13, 2013	By:	/s/ David Wear
David Wear
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated November 13, 2013 announcing Identive's plans to dispose of non-core businesses.